EXHIBIT 10.15

                              PURCHASING AGREEMENT

         This purchasing agreement ("Agreement") is entered into as of June 19, 2001 by and between 3Pea Technologies, Inc., a Nevada corporation ("3Pea") and eConnect, Inc., a Nevada corporation ("eConnect"). The primary purpose of this agreement is to govern the purchase by eConnect from 3Pea of specified quantities of the item known as the 3Pea PAYPAD (the "PAYPAD").

         A. Description of PAYPAD. The PAYPAD is a USB hybrid card reading pad (MSR/smartcard) which will include, after full packaging by 3Pea, the following items: (1) a four-color printed box;
                  (2) a user instruction manual running approximately seven pages; (3) a printed compact disk ("CD") containing the necessary proprietary software drivers enabling the PAYPAD to communicate with the host computer; and (4) appropriate designations demonstrating classification approval by relevant licensing bodies, including the U.S. Federal Communications Commission ("FCC") and the Underwriters' Laboratory ("UL").

         B. Term of Agreement. This Agreement shall expire by its own terms six months from its date of execution.

         C. Unit price on entire purchase. eConnect agrees to purchase from 3Pea sixty thousand (60,000) PAYPADs at a price per unit of $38.00 over the term of this Agreement.

         D. Payment and Delivery Schedule. The parties agree to the following schedule of payments and deliveries:
                  1. eConnect shall pay $60,000.00 to 3Pea at the time of execution of this Agreement and shall pay 3Pea an additional 50,000.00 on June 25,2001
                  2. eConnect shall pay an additional $140,000.00 to 3Pea on delivery of four (4) functioning prototypes approved by eConnect Technical department.
                  3. eConnect shall pay an additional $130,000.00 to 3Pea by August 5, 2001.
                  4. The first ten thousand (10,000) PAYPADs shall be delivered to eConnect on or about August 15, 2001.
                  5. Thereafter, 3Pea shall deliver ten thousand (10,000) PAYPADs to eConnect on a monthly basis, from October 1, 2001 through February 1, 2002.
                  6. With respect to the monthly shipments of PAYPADs between October 1, 2001 and February 1, 2002, eConnect shall pay 3Pea $285.000.00 on the first business day of each month, beginning September 1, 2001 through January 1, 2002 and an additional $95,000.00 shall be due to 3Pea on delivery to eConnect of each monthly shipment.
                  7. The parties agree and understand that, because the PAYPADs will be shipped to eConnect by air from outside the United States, the initial shipment of PAYPADs may not reach eConnect by August 15, 2001, and likewise subsequent monthly shipments may not reach eConnect by the first day of each month during the term of this Agreement. Accordingly, the parties agree to a "grace" period with respect to actual delivery of the PAYPADs to eConnect of fifteen (15) calendar days from the dates specified herein.

         E. Shipping costs. The parties agree that eConnect shall pay to 3Pea an additional charge not to exceed $0.70 per PAYPAD actually delivered to eConnect per eConnect's request for air shipment. This sum shall be billed separately to eConnect on a monthly basis by 3Pea, and will be due and payable to 3Pea upon receipt by eConnect of such invoice. 3Pea shall provide shipping services to end users within the Continental United States.

         F. Private labeling. The parties have discussed the possibility that eConnect may wish to have an additional label or designation placed on all or some of the PAYPADs. To the extent the parties agree to so proceed, the parties will execute a separate and additional written agreement detailing the terms and costs of such additional labeling.

         G. Key Injection. An eConnect consultant or employee will be given access to PAYPADs at 3Pea storage facility for the purpose of key injection.

         H. Exclusive. During the terms of this contract eConnect must agree in writing to any third party sale of the PAYPADs by 3Pea.

         I. Right of Refusal. 3Pea is granted a 30 day Right of first refusal by eConnect to address additional PAYPAD orders beyond the initial six-month contract.

         J. 3Pea recognizes that the core business of eConnect is to drive PERFECT transactions, which is defined as personal encrypted remote financial electronic card transaction devices which enable the consumer to effect self serviced remote epayment transactions with either a credit card, ATM card with PIN, smart card or other types of financial cards.

         K. Material Breech. The parties agree and understand that the failure of either party to meet the terms of the payment and delivery schedule set forth in paragraph D hereinabove shall constitute a material breech of this agreement.

         L. Applicable law. This Agreements shall be governed and construed in accordance with the laws of the State of California.

         M. This Agreement supercedes all prior agreements and constitutes the entire agreement with respect to the subject matter hereof. It may not be altered or modified without the written consent of all the parties.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


3Pea Technologies, Inc.                     eConnect, Inc.
a Nevada Corporation                        a Nevada corporation,


/s/ Mark R. Newcomer                        /s/ Thomas S. Hughes
---------------------------------           ------------------------------------
Signature                                   Signature
By:                                         By:

Name: Mark R. Newcomer                      Name: Thomas S. Hughes

Its: Chief Executive Officer                Its: Chairman & Chief Executive
                                                 Officer